Exhibit 14.1

3rd Qtr FY2007	NAME

Key Personnel Code of Ethics

Stater Bros. Holdings Inc. and its subsidiaries Stater Bros. Markets, Santee Dairies, Inc., Super Rx, Inc. and Stater Bros. Development, Inc. (collectively the “Company”) have a Key Personnel Code of Ethics which governs the conduct of its Key Personnel. The Company’s Key Personnel Code of Ethics is applicable to the Company’s Chief Executive Officer (CEO), Presidents, Executive Vice Presidents, Chief Financial Officer (CFO), Senior Vice Presidents, Group Senior Vice Presidents, Regional Vice Presidents, Vice Presidents, Controllers and some Directors and other individuals who perform similar functions (“Key Personnel”). This Key Personnel Code of Ethics establishes standards by which the Key Personnel will conduct themselves and the affairs of the Company. These standards are set forth in the following policies and guidelines and agreed to by the Key Personnel as attested by their signature below:

1)	Key Personnel is committed to professional conduct that personifies the highest level of business and ethical conduct. They are to conduct the business affairs of the Company to comply not only to the letter of applicable laws and regulations but with the spirit for which the laws and regulations were enacted.

2)	Key Personnel acknowledge that they have fiduciary responsibilities to the Company, to the holders of its public debt and to the customers the Company serves to manage the affairs of the Company in a professional, honest and highly ethical manner.

3)	Key Personnel will not be employed in capacities outside of the Company, nor have financial interest in other entities which may cause a conflict of interest, or the appearance of a conflict of interest, with the Company and its affiliates. Key Personnel will immediately bring to the attention of the CFO (and in the case of the CFO to the Audit Committee) any external employment or financial interest that could conceivably cause a conflict of interest.

4)	Key Personnel will insure that the Company provides full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with any government agency and in any public communication made by the Company. To this end each Key Personnel is required to take appropriate measures to insure that financial transactions are properly authorized and accurately and timely recorded in the accounting records of the Company in accordance with accounting principles generally accepted in the United States.

5)	Key Personnel will safeguard the financial information of the Company by holding material financial information confidential. Financial information will only be communicated to appropriate individuals internally within the Company as authorized by the CEO and CFO. Information of a confidential nature will only be made available to companies doing business with the Company with the approval of the CEO and CFO and with appropriate confidentiality agreements. No information will be made available to external companies that should first be publicly filed with the SEC or other regulatory agencies. Public dissemination of financial information will only be made in filings with the SEC and other appropriate public communications.

6)	Key Personnel will follow internal control over financial reporting procedures and will enhance the procedures as needed in order to ensure that reports filed with or submitted to the SEC and other public communications made by the Company are full, fair, accurate, timely and understandable.

3rd Qtr FY2007	NAME

7)	Key Personnel will comply with all applicable governmental laws, rules and regulations in conducting the affairs of the Company.

8)	Key Personnel will immediately report to the CFO violations of this Key Personnel Code of Ethics. If the Key Personnel believes that the CFO is party to the violation of the Key Personnel Code of Ethics, or if the Key Personnel is not satisfied with either the resolution of the violation or the timeliness of the resolution the Key Personnel will contact the Audit Committee. This Key Personnel Code of Ethics requires the Key Personnel to report all violations of the Key Personnel Code of Ethics to the CFO or Audit Committee as may be appropriate.

9)	The CFO will thoroughly investigate all violations reported on a timely basis and will demonstrate professional and ethical behavior in the resolution of the violation. The CFO will report all violations of a material nature to the Audit Committee.

10)	The Audit Committee will have the authority to investigate to its satisfaction all violations brought to its attention and will take actions necessary to appropriately resolve the violation.

11)	Fraud by a Key Personnel or violations that cause a material impact on the financial statements of the Company will be reported to the SEC and if appropriate to other governmental agencies.

12)	The Key Personnel acknowledges that violation of this Key Personnel Code of Ethics will cause the Company to take disciplinary action against the Key Personnel up to and including termination of employment and that the Company may take additional legal action including reporting violations to appropriate regulatory agencies.

The Key Personnel will quarterly acknowledge and certify adherence to this Key Personnel Code of Ethics. The CFO will cause these certifications to be made quarterly and will provide executed copies of this Key Personnel Code of Ethics to the Audit Committee.

I, the undersigned, acknowledge and understand the Key Personnel Code of Ethics shown above and I will conduct the affairs of the Company in accordance with this Key Personnel Code of Ethics.

Signature:

Print Name:

Title:

Date: